Exhibit 10.16

1(6)

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential

CHANGE MANAGEMENT	AGREEMENT

Short description of activities under this CM Agreement: Further change, development and/or maintenance of Volvo Technology, PS Unique Volvo Technology and Polestar Technology (as defined in Appendix 2) in relation to the Polestar branded vehicle Polestar 1 (the “Polestar Vehicle”).

Dated 12 June 2020 and made between:

(1)	Volvo Car Corporation, Reg. No. 556074-3089, a limited liability company incorporated under the laws of Sweden (“Volvo Cars”); and

(2)	Polestar Performance AB, Reg. No. 556653-3096, a limited liability company incorporated under the laws of Sweden (“Polestar”).

Each of Volvo Cars and Polestar is hereinafter referred to as a “Party” and jointly as the “Parties”.

BACKGROUND

A.

The Parties have executed a car model assignment and license agreement in relation to the Polestar Vehicle (the “Car Model Assignment and License Agreement”) whereby Volvo Cars to Polestar, in accordance with the terms set out in a framework assignment and license agreement entered into between the Parties (the “Framework Assignment and License Agreement”), shall assign certain Volvo IP (the Polestar Technology) and grant certain rights to use the Volvo Technology including PS unique Volvo Technology. The Parties have agreed on further changes, maintenance and development of such Polestar Technology and Volvo Technology on the terms set forth in this agreement and its appendices (the “CM Agreement”).

B.

The Parties have now agreed that Volvo Cars shall, after Jobl+90, make farther changes, maintenance and development of the Volvo Technology and Polestar Technology (including manufacturing and engineering, logistics, procurement and/or other relevant areas) and that all such changes, maintenance and/or development shall be covered by this agreement and executed in accordance with the Change Management procedures set forth in this CM Agreement. The Parties further acknowledge that only such Volvo Technology and Polestar Technology, which is referred to in an executed and approved Change Request, shall be covered by this CM Agreement.

C.

For the avoidance of doubt, this CM Agreement will not have any effect on the ownership of the Volvo Technology or Polestar Technology governed by the Car Model Assignment and License Agreement or any effect on the scope of the license granted from either Party to the other Party under any Car Model Assignment and License Agreement.

D.

The Parties have agreed that Volvo Cars shall grant certain rights to Polestar to use the CM Results related to the Volvo Technology, which are to be developed in accordance with the terms in this CM Agreement.

E.

The Parties have agreed that Volvo Cars shall exclusively own any and all rights in and to the CM Results related to the Volvo Technology and all modifications, amendments and improvements thereof, in accordance with the terms of this CM Agreement (in particular Appendix 2).

F.

The Parties have agreed that Polestar shall exclusively own any and all rights in and to the CM Results related to the Polestar Technology and all modifications, amendments and improvements thereof, in accordance with the terms of this GM Agreement (in particular Appendix 2).

2 (6)

G.	In light of the foregoing, the Parties have agreed to execute this CM Agreement.

1.	AGREEMENT

1.1	General

This CM Agreement consists of this main document (the “Individual Terms”) and its appendices. The Parties acknowledge that this CM Agreement is an agreement pursuant to which the Parties shall have the right to call-off Change Management work by executing a Change Request for approval by the Parties using the Change Request Form set out in Appendix 1. Whereas Appendix 1 sets out the Change Request Form, these Individual Terms set out the specific terms in respect of the licensing of the CM Results and. Appendix 2 sets out certain general terms and conditions applicable to the performance of the Parties’ activities hereunder (the “General Terms”).

1.2	Scope

1.2.1

If either Party would want to call off Change Management, such Party shall file a Change Request for Change Management, using the template Change Request Form in Appendix 1 with the other Party and the Parties shall jointly evaluate if the requested activities may be performed as Change Management, or if a standalone development project that must be agreed separately is necessary.

1.2.2

If the requested services are able to be performed as Change Management, and provided that Volvo Cars has the capacity to fulfil the request and deliver the Change Management, Volvo Cars shall in writing state the estimated applicable costs and, if agreed by Polestar, the Parties shall sign and approve the relevant Change Request, which shall be added as a sub-appendix to Appendix 1 and be included within the scope of this CM Agreement,

1.2.3

Notwithstanding the foregoing, either Party shall have the right to, at its sole discretion, decide whether or not to accept and take part of Change Management in relation to Volvo Technology and Polestar Technology governed by a certain Change Request. If either Party decides not to not approve of a certain Change Request, and the other Party nevertheless decides to fulfill such change management, such Party is not entitled to take part of the thereto related CM Results and the Parties shall in good faith agree on the time before such changes in the Volvo Technology shall be implemented, taking into account the reasons for such change, the estimated time for the other Party to find alternative solutions, acquiring duplicated tools etc. For the avoidance of doubt, the Parties acknowledge that a Party that decides not to take part of certain Change Management shall not be responsible for any costs for such change, maintenance and/or development, but that such Party may nevertheless incur other costs for not following such changes, e.g. costs for an alternative solution, duplicating tools etc.

3 (6)

1.3	Fee

1.3.1

The Fee payable by Polestar for Change Management and the right to use the CM Result related to Volvo Technology, excluding PS Unique Volvo Technology, shall be determined between the Parties on an annual basis, based on the activities performed in the Change Management when Volvo Cars develops the CM Results, as set out in Appendix 1, and volume take rate, and be presented in the same format as used in Appendix 4.

The Fee payable by Polestar for Change Management and the right to use the CM Result related to PS Unique Volvo Technology shall be 100% of the actual development cost incurred by Volvo Cars as further set forth in Appendix 4.

The Fee payable by Polestar for Change Management and the IP rights related to Polestar Technology shall be 100% of the actual development cost incurred by Volvo Cars as further set forth in Appendix 4.

Any such above-mentioned actual development cost shall be calculated on a time and material basis applying arm’s length hourly rates using the cost plus method, i.e. full cost incurred plus an aim’s length mark-up. The hourly rates should be reviewed and updated on an annual basis to be in compliance with applicable tax legislation, including but not limited to the principle of “arm’s length distance” between the Parties.

The Fee shall be paid in the currency: SEK.

1.4	Payment

1.4.1

The Fee under this CM Agreement is based on the total costs for all Change Management activities performed in relation to the executed and approved Change Requests hereunder (i.e. the costs for each executed and approved Change Request is not invoiced separately).

The Fee shall be paid in accordance with the following. One fourth (1/4) of the estimated Fee shall be paid by Polestar after the end of each calendar quarter.

Prior to the issuance of the final invoice (i.e. in respect of the payment for the final calendar quarter), a final specification shall be prepared outlining (i) the costs incurred for the finalisation of the CM Results, and (ii) the total Fee paid, for the relevant calendar year. If the actually incurred costs (including the agreed mark-up) deviate from the Fee to be paid by Polestar, the invoiced amount shall be adjusted correspondingly.

1.5	Governance Forum

1.5.1

The Parties agree that governance in respect of this CM Agreement shall be handled in accordance with what is set out in the General Terms. When reference is made to a relevant governance forum, it shall for the purpose of this CM Agreement have the meaning set out below in this Section 1.5.

1.5.2

The first level of governance forum for handling the co-operation between the Parties in various matters, handling management, prioritisation of development activities etc. under the CM Agreement shall be the “Steering Committee”, which regarding cooperation between Polestar and Volvo Cars is the so called Volvo Polestar Executive P&Q Steering Committee. The Steering Committee shall be the first level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

1.5.3

The higher level of governance forum, to which an issue shall be escalated if the Steering Committee fails to agree upon a solution shall be the CEO and CFO of Volvo Car Corporation and the CEO and CFO of Zhejiang Geely Holding Group Co., Ltd., This shall be the highest level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

4 (6)

Territory

Under this CM Agreement, Polestar shall be entitled to use the CM Results in all countries in the world.

Change Request Form

The CM Results to be developed shall be described in the relevant executed and approved Change Request using the Change Request Form in Appendix 1, which shall be deemed an integrated part of this Individual Terms.

1.8	General Terms

1.8.1

The Parties agree that the CM Agreement, and each Party’s rights and obligations hereunder, shall be governed by the terms and conditions in Appendix 2 to this Individual Terms, which shall be deemed an integrated part of this Individual Terms.

1.8.2	For the purpose of this CM Agreement, Section 10.1.3 of the General Terms shall not apply.

1.9 Template Financial Reporting

The Fee payable under this CM Agreement and the basis for calculating the Fee shall be transparent and auditable to Polestar in order to understand what drives cost and to verily that the Fee is accurate. In order to achieve this, the relevant financial information in relation to the executed and approved Change Requests shall be provided in accordance with the Template Financial Reporting attached as Appendix 3 herein.

1.10	Data Processing Agreement

1.10.1

If Volvo Cars processes any personal data on Polestar’s behalf and in accordance with its instructions as part of or in connection with the performance of the Services, the Parties agree that the General Data Processing Agreement between the Parties dated 1 June 2019 shall apply between the Parties, and shall be deemed an integrated part of these Individual Terms.

1.10.2

The Parties shall at all times comply with applicable laws on data protection and privacy, in particular, but not limited to the EU Data Protection Laws (as defined in Appendix 2), and shall use its commercially reasonable efforts to ensure that any Affiliates or subcontractors engaged by it also comply therewith.

1.11 Order of Priority

In the event there are any contradictions or inconsistencies between the terms of this Individual Terms and any of the Appendices hereto, the Parties agree that the following order of priority shall apply:

1.	These Individual Terms

2.	Appendix 2, General Terms

3.	Appendix 1, Change Request

4.	Appendix 4, Fee

5.	Appendix 3, Template Financial Reporting

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1.12	Notices

All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this CM Agreement shall be sent to following addresses and shall otherwise be sent in accordance with the terms in Section 17.2 in the General Terms:

To Volvo Cars:	Volvo Car Corporation
Attention: [***]
SE-405 31 Gothenburg, SWEDEN
Email: [***]

With a copy not constituting notice to:

Volvo Car Corporation
General Counsel 50090 Group Legal and Corporate Governance
SE-405 31 Gothenburg, SWEDEN
Email: legal@volvocars.com

To Polestar:	Polestar Performance AB
Attention: [***]
Assar Gabrielssons Väg 9
SE-405 31 Gothenburg, SWEDEN
Email: [***]

With a copy not constituting notice to:

Polestar Performance AB
Legal Department
Assar Gabrielssons Väg 9
SE-405 31 Gothenburg, SWEDEN
Email: legal@Dolestar.com

[Signature page follows]

6 (6)

This CM Agreement has been signed in two (2) originals, of which the Parties have received one (1) each.

VOLVO CAR CORPORATION

Place: Gothenburg

Date: 22 Sept. 2020

/s/ Maria Hemberg	/s/ Carla De Geyseleer

Signature	Signature

Maria Hemberg, General Counsel	Carla De Geyseleer, CFO
Clarification of signature and title	Clarification of signature and title

POLESTAR PERFORMANCE AB

Place: Gothenburg

Date: 22 Sept. 2020

/s/ Anna Rudensjo	/s/ Orils Mosko

Signature	Signature

Anna Rudsenjo, General Counsel	Orils Mosko, Global Deputy CFO
Clarification of signature and title	Clarification of signature and title

APPENDIX 1

CHANGE REQUEST FORM

Change Request Form

APPENDIX 2, GENERAL TERMS—CHANGE MANAGEMENT AGREEMENT

BACKGROUND

This Appendix 2, General Terms—Change Management Agreement, (the “General Terms”) is an Appendix to the Individual Terms and is an integrated part of the CM Agreement entered into between the Parties.

1.	DEFINITIONS

For the purpose of these General Terms, the following terms shall have the meanings assigned to them below. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa. Any capitalised terms used, but not specifically defined below in this Section I, shall have the meaning ascribed to them in the CM Agreement.

“Affiliate” means:

(a)	for Polestar, any other legal entity that, directly or indirectly, is controlled (individually or jointly) by:

(i)	Polestar Automotive (Shanghai) Co., Ltd;

(ii)	Polestar New Energy Vehicle Co., Ltd.;

(iii)	Polestar Holding AB; or

(iv)	Polestar Performance AB; and

(b)	for Volvo Cars, Volvo Car AB and any other legal entity that, directly or indirectly, is controlled by Volvo Car AB;

“control” for this purpose meaning ownership or control of at least fifty per cent (50%) of the voting stock, partnership interest or other ownership interest of such legal entity. The Parties, however, agree to renegotiate, this definition of “Affiliate”-in-good faith if-it in the     future does not reflect the Parties’ intention at the time of signing this CM Agreement due to a restructuring or reorganisation in relation to either of the Parties.

“Appendix”	means an appendix to the Individual Terms.

“Background	IP” means the Intellectual Property Rights either;

(a)	owned by either of the Parties; or

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(b)	created, developed or invented by directors, managers, employees or consultants of either of the Parties to which the Party has licensed rights instead of ownership and the right to grant a sublicense prior to the execution of this CM Agreement, and any Intellectual Property Rights developed independently of this CM Agreement.

“Car Model Assignment and License Agreement” shall have the meaning ascribed to it in Background A in the Individual Terms.

“Change Management” means changes, maintenance and development of Volvo Technology (including changes, maintenance and development of, and services performed in relation to, manufacturing and engineering, logistics, procurement and/or other relevant areas, provided such is necessary for the correct implementation of the changes, maintenance and development of the Volvo Technology), to be performed after Jobl+90 in relation to the Polestar Vehicle. Such changes, maintenance and development may be driven by for example legal requirements or changes in other products/parts having an effect on the Volvo Technology and by which such changes, maintenance and development results shall become the CM Results.

“Change Request” means all requests for Change Management regarding certain Volvo Technology. A Change Request sets out the technical and functional information, describing the CM Results that shall be developed by, and the Work performed by, Volvo Cars hereunder, and shall be submitted in the format set out in the Change Request Form, as attached in Appendix 1.

“Change Request Form” shall mean the format for submitting a Change Request, as attached in Appendix 1.

“CM Agreement” means the Individual Terms including all of its Appendices and their Schedules as amended from time to time.

“CM Results” means the outcome of the Work as described in the relevant approved Change Request (including but not limited to the technology, software, methods, processes, deliverables, objects, products, documentation, modifications, improvements, and/or amendments to be finalised by Volvo Cars on the Volvo Technology under the approved Change Request and any Volvo IP therein) and any other outcome or result of the activities to be performed by Volvo Cars on the Volvo Technology (as well as in relation to changes, maintenance and development of, and services performed in relation to, manufacturing and engineering, logistics, procurement and/or other relevant areas, provided such is necessary for the correct implementation of the changes, maintenance and development of the Volvo Technology), as described in the relevant approved Change Request, irrespective of ’ whether the performance of the Work has been completed or not.

“Confidential Information” means any and all information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any high level specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this CM Agreement.

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“Data Room” means (if applicable) the information sharing platform agreed to be used between the Parties for making available the information regarding the CM Results to Polestar.

“Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party.

“EU Data Protection Laws” shall mean the Regulation (EU) 2016/679 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation).

“Fee” means the fee as set out in the Individual Terms.

“Force Majeure Event” shall have the meaning set out in Section 18.1.1

“Framework Assignment and License Agreement” shall have the meaning ascribed to it in Background A the Individual Terms.

“Gates” means the deadlines set out in the approved Change Request or otherwise agreed between the Parties, such as time limits, milestones and gates.

“Individual Terms” means the contract document which is signed by Volvo Cars and Polestar, to which these General Terms are an Appendix.

“Industry Standard” means the exercise of such professionalism, skill, diligence, prudence and foresight which would normally be expected at any given time from a skilled and experienced actor engaged in a similar type of undertaking as under this CM Agreement.

“Intellectual Property Rights” or “IP” means Patents, Non-patented IP, Know-How and rights in Confidential Information to the extent protected under applicable laws anywhere in the world. For the avoidance of doubt, Trademarks are not comprised by this definition.

“Jobl” shall mean the date on which the production of the relevant Polestar Vehicle started.

“Jobl+90” shall mean, in relation to the relevant Polestar Vehicle, the date of Final Status Report (FSR), which follows from VPDS and which will take place ninety (90) days after Jobl.

“Know-How” means confidential and proprietary industrial, technical and commercial information and techniques in any form including (without limitation) drawings, formulae, test results,- reports, project reports- and testing procedures-instruction and training manuals, tables of operating conditions, specifications, component lists, market forecasts, lists and particulars of customers and suppliers.

“Non-patented IP” means copyrights (including rights in computer software), database rights, semiconductor topography rights, rights in designs, and other intellectual property rights (other than Trademarks and Patents) and all rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or unregistered, and registered includes registrations, applications for registration and renewals whether made before, on or after execution of this CM Agreement.

“Other Polestar Branded Vehicles” means Polestar branded vehicle models other than the Polestar Vehicle.

“Patent” means any patent, patent application, or utility model, whether filed before, on or after execution of this CM Agreement, along with any continuation, continuation-in-part, divisional, re-examined or re-issued patent, foreign counterpart or renewal or extension of any of the foregoing.

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“Polestar Technology” shall have the meaning ascribed to it in the Framework Assignment and License Agreement. “Polestar Vehicle” shall have the meaning ascribed to it in the introduction to the Individual Terms.

“PS Unique Volvo Technology” shall have the meaning ascribed to it in the Framework Assignment and License Agreement.

“Receiving Party” means the Party receiving Confidential Information from the Disclosing Party .

“Territory” shall have the meaning ascribed to it in the Individual Terms.

“Third Party” means a party other than any of the Parties and/or an Affiliate of one of the Parties to this CM Agreement.

“Trademarks” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against Third Parties.

“Use” means to make, have made, use (including in a process, such as use in designing, engineering, testing or assembling products or in their research or development), keep, install, integrate, extract, assemble, reproduce, incorporate, create derivative works of, modify, adapt, improve, enhance, develop, service or repair, including in the case of installation, integration, assembly, service or repair, the right to have a subcontractor of any tier carry out any of these activities on behalf of Polestar.

The right to “have made” is the right of Polestar, as applicable, to have another person (or their subcontractor of any tier) make for Polestar and does not include the right to grant sublicenses to another person to make for such person’s own use or use other than for Polestar.

“Volvo IP” means Know-How, Intellectual Property Rights and all other deliverables and/or materials either

(a)

(i) owned by Volvo Cars, or (ii) created, developed or invented by directors, managers, employees or consultants of Volvo Cars (to which Volvo Cars has licensed rights instead of ownership and the right to grant a sub-license), during the term of this CM Agreement or prior to the execution of this CM Agreement, or

(b)	licensed by Volvo Cars from any Third Party to which Volvo Cars has the right to grant a sub-license and/or to assign such license to Polestar.

“Volvo Technology” shall have the meaning ascribed to it in the Framework Assignment and License Agreement.

“VPDS” means Volvo Cars’ procedures in development projects, ‘Volvo Product Development System’.

“Work” means the activities performed by Volvo Cars in relation to Change Management of the Volvo Technology, including in relation to, manufacturing and engineering, logistics, procurement and/or other relevant areas, provided such is necessary for the correct implementation of the changes, maintenance and development of the Volvo Technology, as described in accordance with the relevant approved Change Request and these General Terms.

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2.	THE CHANGE MANAGEMENT PROCEDURE

2.1	General

2.1.1 These General Terms regulate the Change Management procedures, such as changes in products/parts due to legal or regulatory requirements, changes driven by quality or cost etc., which is initiated by either Party.

2.1.2 The Parties shall provide reasonable notification of forthcoming changes, leaving time for the other Party to consider and evaluate the Change Request. Volvo Cars shall lead the Change Management procedures and perform the Work in accordance with what is set out herein. Both Parties agree to act in good faith to address and respond to any requested Change Requests within a reasonable period of time.

2.1.3 The Parties agree that for the purpose of quality improvements, both Parties will share vehicle quality information. The quality information is collected in for example, DRO, RVDC, TIE, QW90.

2.2	Change Request Form

2.2.1 To support any changes to the Volvo Technology a Change Request should be submitted by the requesting Party. A Change Request shall be submitted in writing based on the Change Request Form and can be submitted either by Volvo Cars or Polestar.

2.2.2 The Change Request shall describe the change requested and set forth the reasons for such requested change. A Change Request shall be based on the Change Request Form and shall include all documentation on analysis, objective or purpose of the requested change, consequences of the change, decisions etc. necessary to decide whether to approve the Change Request or not. The Change Request Form shall be completed in accordance with the instructions found in Appendix 1 and submitted to the other Party. The Change Request shall be registered in a Change Request log and be handed over to the other Party for decision.

2.3	The procedure

2.3.1 The Party receiving a Change Request from the other Party shall within ten (10) business days respond to the Change Request. Depending on the costs, impact and complexity of the Change Request, the period for responding may be extended, provided that the responding Party shall in such event inform the proposing Party thereof within three (3) business days from receipt of the Change Request.

2.3.2 The Parties have agreed that either Party shall have the right to, at its sole discretion, decide whether or not to approve a Change Request. If a Party decides not to approve of a certain Change Request and the other Party nevertheless decides to fulfil such change management, such Party is not entitled to take part of the thereto related CM Results and the Parties shall in good faith agree on the time before such changes in the Volvo Technology shall be implemented, taking into account the reasons for such change, the estimated time for the other Party to find alternative solutions, acquiring duplicated tools etc. If the Change Request is not approved by both Parties after the response from the responding Party is received, either Party may escalate the matter to the Steering Committee in accordance with the governance principles set forth in Section 15.1.

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3.	THE CM RESULTS

3.1	General

The CM Results, and any Volvo IP thereto, to be licensed from Volvo Cars to Polestar under this CM Agreement are further described in the relevant approved Change Request and shall be developed in accordance with the principles set out therein.

3.2	Development of the CM Results

3.2.1

When finalising the CM Results, Volvo Cars shall use professional, appropriate, qualified and skilled personnel, and shall ensure that its personnel have been properly educated and trained for the Work to be performed, including being fully acquainted with Polestar’s specific requirements. Volvo Cars shall avoid unnecessary changes in the personnel engaged in performing its undertakings under this CM Agreement. Volvo Cars shall work according to the same standard of care and professionalism that is done in Volvo Cars’ internal development projects. Such standard of care and professionalism, as well as Volvo Cars’ performance of its undertakings under this CM Agreement, shall however at all times correspond to Industry Standard.

3.2.2

Volvo Cars shall ensure that it has sufficient resources to perform its undertakings under this CM Agreement. Furthermore, Volvo Cars undertakes to ensure that any development of the CM Results will not be given lower priority than other Volvo Cars development projects.

3.2.3

Volvo Cars agrees that when the CM Results, including any Volvo IP thereto, have been finalised, they shall correspond to the requirements set out in this CM Agreement and shall comply with applicable laws and regulations.

3.2.4	Volvo Cars shall continuously keep Polestar informed of the generated and expected development costs in relation to the CM Results.

4.	LICENSE GRANT

4.1	License Grant

4.1.1

Volvo Cars hereby grants to Polestar a non-exclusive, irrevocable, perpetual (however at least fifty (50) years long (however, in no event shall such time exceed the validity period of any Volvo IP included in the license described hereunder)), fully paid-up (through Polestar’s due payment of the Fee), non-assignable (however assignable to Polestar’s Affiliates and related companies) license to, within the Territory and in relation to Polestar Branded Vehicles;

(a)	Use, in whole or in part, the CM Results, and any Volvo Cars’ Background IP necessary to make Use of such CM Results; and

(b)

design, engineer, Use, make and have made, repair, service, market, sell and make available products and/or services based on, incorporating or using the CM Results and the Background IP referred to in (a) above (in whole or in part).

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4.1.2

Nothing in this CM Agreement shall be construed as to give Polestar any rights, including but not limited to any license rights (express or implied), to any Volvo IP, except as expressly stated herein.

4.1.3

The license granted to Polestar under Section 4.1 above shall be fully sub-licensable to Polestar’s Affiliates, but shall not be sub-licensable to any Third Party without prior written approval from Volvo Cars, which shall not be unreasonably withheld (whereby a sublicense/license to a Third Party which is a competitor of Volvo Cars is an example of what could be deemed unreasonable) or delayed. For the avoidance of doubt, Volvo Cars shall be free to Use and to grant licenses to the CM Results and any Volvo Cars’ Background IP to Volvo Cars’ Affiliates and any Third Parties without prior written consent from Polestar.

4.1.4

If the Parties agree to a Change Management that only affects Polestar, and Polestar pays 100% of the actual development costs, the CM Results from such Change Management shall be considered unique to Polestar, and the license to such CM Results granted to Polestar under Section 4.1 above shall be exclusive instead, and due to the exclusive nature of such license, Volvo Cars shall have no right to make any Use whatsoever of such CM Results unique to Polestar. With the exception of what is set out in this Section 4.1.4, Sections 4.1 -Error! Reference source not found, shall apply to such CM Results unique to Polestar.

4.1.5

Notwithstanding Section 4.1.4, if Volvo Cars wishes to make Use of the CM Results mentioned in Section 4.1.4, and Volvo Cars pays or repays 50% of the actual development costs, the license to such CM Results granted to Polestar shall instead be non-exclusive, and Section 4.1.4 shall not apply. For avoidance of doubt, Volvo Cars’ right under this Section 4.1.5 may be exercised at any time also after the term of this CM Agreement.

4.2	PS Unique Volvo Technology

4.2.1	Notwithstanding what is set forth in Section 4.1, what is set forth in this Section 4.2 shall apply in relation to PS Unique Volvo Technology.

4.2.2

Any license granted in Section 4.1.2 shall, in relation to PS Unique Volvo Technology, and unless otherwise agreed in each executed Car Model Assignment and License Agreement, be exclusive instead of non-exclusive. As a consequence thereof Volvo Cars shall have no right to make any Use whatsoever of, or to grant any further licenses to, any such PS Unique Volvo Technology. With the exception of what is set out in this Section 4.2, Section 4.1 shall apply to PS Unique Volvo Technology.

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4.2.3

In the event Volvo Cars (i) in its sole discretion, determines that the PS Unique Volvo Technology, or parts thereof, shall no longer be PS Unique Volvo Technology but instead be such ordinary Volvo Technology covered only by Section 4.1 above and (ii) reduces the Fee as regards such PS Unique Volvo Technology with fifty per cent (50%) or repays fifty per cent (50%) of the Fee, relating to such part of the PS Unique Volvo Technology, the following shall apply. Such PS Unique Volvo Technology shall immediately, upon Volvo Cars’ reduction or repayment of the Fee, no longer be considered PS Unique Volvo Technology but instead be considered ordinary Volvo Technology and what is set out in Section 4.1 above shall thus apply instead. For the avoidance of doubt, this inter alia, implies that such previous exclusive license granted by Volvo Cars to Polestar shall instead become non-exclusive. For avoidance of doubt, Volvo Cars ’ right under this Section 4.2.3 maybe exercised at any time also after the term of this Agreement.

5.	ASSIGNMENT

5.1	Assignment

5.1.1	Volvo Cars undertakes to, in accordance with the Car Model Assignment and License Agreement and to the limitations in Section 5.2, assign the CM Result related to Polestar Technology to Polestar.

5.1.2

Such assignment shall, unless otherwise agreed between the Parties mean that Volvo Cars assigns to Polestar all of its right, title and interest in and to the CM Results related to Polestar Technology together with the goodwill associated thereto and any and all rights of enforcement with respect to such Polestar Technology, including all rights to sue and recover for past infringement thereof, and any and all causes of action related thereto.

6.	INTELLECTUAL PROPERTY RIGHTS

6.1	Ownership

6.1.1

Each Party remains the sole and exclusive owner of (i) any Intellectual Property Rights owned prior to the execution of this CM Agreement, (ii) any Intellectual Property Rights developed independently of this CM Agreement, and (iii) any Intellectual Property Rights which are modifications, amendments or derivatives of any Intellectual Property Rights already owned by such Party.

6.1.2	Nothing in this CM Agreement shall be deemed to constitute an assignment of, or license to use, any Trademarks of the other Party.

6.1.3

Volvo Cars remains the owner and holder of all Volvo IP, including any CM Results and Volvo Cars’ Background IP, as well as any and all modifications, amendments and improvements thereof. Nothing in this CM Agreement shall be deemed an assignment of ownership of any Volvo IP, including any CM Results and Volvo Cars’ Background IP, from Volvo Cars to Polestar: Polestar brand name

6.2	Polestar brand name

6.2.1

For sake of clarity, it is especially noted that this CM Agreement does not include any right to use the “Polestar” brand name or Trademarks, or refer to “Polestar” in communications or official documents of whatever kind.

6.2.2

This means that this CM Agreement does not include any rights to directly or indirectly use the “Polestar” brand name or “Polestar” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence

16(19)

6.3	Volvo brand name

6.3.1

Correspondingly, it is especially noted that this CM Agreement does not include any right to use the “Volvo” brand name, or Trademarks, or refer to “Volvo” in communications or official documents of whatever kind. The Parties acknowledge that the “Volvo” Trademarks as well as the “Volvo” name is owned by Volvo Trademark Holding AB and that the right to use the name and the “Volvo” Trademarks is subject to a license agreement, which stipulates that the name, Trademarks and all thereto related Intellectual Property Rights can only be used by Volvo Car Corporation and its Affiliates in relation to Volvo products.

6.3.2

This means that this CM Agreement does not include any rights to directly or indirectly use the “Volvo” brand name or “Volvo” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

6.4	Suspected infringement

6.4.1	Polestar shall promptly (upon becoming aware) notify Volvo Cars in writing of:

(a)

any conduct of a Third Party that Polestar reasonably believes to be, or reasonably believes to be likely to be, an infringement, misappropriation or other violation of any Intellectual Property Rights licensed to Polestar hereunder; or

(b)

any allegations made to Polestar by a Third Party that any Intellectual Property Rights licensed hereunder are invalid, subject to cancellation, unenforceable, or is a misappropriation of any Intellectual Property Rights of a Third Party.

6.4.2

In the event that Polestar has provided Volvo Cars a notification pursuant to Section 6.4.1(a) above, and Volvo Cars decides not to take any action against the Third Party, Volvo Cars may approve in writing that Polestar shall be entitled to itself take action against the Third Party at its own cost. If Volvo Cars approves, it shall provide reasonable assistance to Polestar, as requested by Polestar at Polestar’s own expense. If Volvo Cars does not approve to Polestar taking such action, the issue should be escalated to the Strategic Board for decision.

6.4.3

For the avoidance of doubt, Volvo Cars has no responsibility in the event the CM Results are alleged to infringe in any Third Party’s Intellectual Property Rights and Volvo Cars has, except for what is set out above in this Section 6.4, no obligation to defend and hold Polestar harmless from and against any alleged infringements.

7.	FEE

In consideration of Volvo Cars’ performance of the Work, its obligations under the CM Agreement and the license to the CM Results granted from Volvo Cars to Polestar hereunder, Polestar agrees to pay to Volvo Cars the Fee as set out in the Individual Terms.

8.	PAYMENT TERMS

8.1	[***]

8.2	[***]

8.3	[***]

8.4	[***]

8.5	[***]

17(19)

9.	AUDIT

9.1

During the term of the CM Agreement, Polestar shall have the right to, upon reasonable notice in writing to Volvo Cars, inspect Volvo Cars’ books and records related to the CM Results and the premises where the Work is carried out, in order to conduct quality controls and otherwise verify the statements rendered in this CM Agreement.

9.2

Audits shall be made during regular business hours and be conducted by Polestar or by an independent auditor appointed by Polestar. Should Polestar during any inspection find that Volvo Cars or the CM Results does/do not fulfil the requirements set forth herein, Polestar is entitled to comment on the identified deviations. Volvo Cars shall, upon notice from Polestar, take reasonable efforts to take the actions required in order to fulfil the requirements. In the event the Parties cannot agree upon measures to be taken in respect of the audit, each Party shall be entitled to escalate such issue to the Steering Committee.

10.	DELIVERY AND ACCEPTANCE

10.1

Volvo Cars shall provide the CM Results covered by the relevant approved Change Request, (or if not finalised, any part of the CM Results that has been finalised) to Polestar at the Gates or otherwise promptly after any part of the CM Results has been finalised.

10.2

The CM Results (or finalised part thereof) in question shall be provided by Volvo Cars to Polestar by electronically loading files with the relevant information into a Data Room agreed upon (if applicable) and Otherwise provided as agreed between the Parties e.g. through knowledge transfer meetings.

10.3

Delivery of any CM Results (or parts thereof), covered by a relevant approved Change Request, occurs when Polestar has accepted such delivery in accordance with what is set out below in this Section 10.

10.4

Polestar shall accept the delivery of the CM Results, and parts thereof, at the respective Gates, unless the CM Results upon delivery at that Gate deviate from the requirements set forth in the relevant approved Change Request.

10.5

If the CM Results has been delivered in accordance with this Section 10, but Polestar has not accepted the delivery in time (i.e. at the Gates or as separately agreed) nor objected to the delivery due to it deviating from what is set out in Section 11.2.1, the delivery shall be deemed accepted by Polestar.

11.	DELAYS, DEFECTS ETC.

11.1	Delays

11.1.1

Volvo Cars shall be deemed to be in delay where any of the Gates are met after the agreed delivery date for such Gate, unless the Parties have agreed for an extension of the time for meeting such Gate upon which the new agreed delivery date shall be relevant for determining whether Volvo Cars is in delay.

11.1.2

If Volvo Cars is in delay, or at any time believes that a Gate will not, or is unlikely to, be met in time, Volvo Cars shall inform Polestar of the reasons for and consequences of not meeting the Gate and shall take all steps reasonably necessary, including providing additional resources, to ensure that the requirements for the relevant Gate is met as soon as possible. For avoidance of doubt, Volvo Cars shall be entitled to compensation in accordance with this CM Agreement for work performed to meet a Gate in relation to a risk of, or an actual, delay unless otherwise stated in this Section 11.1 or Section 11.2.2.

18(19)

11.1.3

If Volvo Cars is in delay and such delay has a negative impact on the project relating to the Polestar Vehicle, tire Parties shall upon Polestar’s request agree on a reduction of the Fee relating to the additional work that (i) has to be carried out in order to meet the requirements for the Gate in question and (ii) is performed after the agreed delivery date for such Gate.

11.1.4	Without prejudice to any other remedies available, the Parties acknowledge that Volvo Cars’ delay may be subject to Section 17.2.

11.2	Defects in delivery or the performance of development work

11.2.1

Once delivery has been made of the CM Results and six (6) months thereafter the following shall apply In the event the CM Results, or any part thereof, after having met a Gate, deviate from the requirements set forth in the relevant approved Change Request, or otherwise are faulty or defective, Volvo Cars shall remedy such incompliance, fault or defect as soon as reasonably possible at its own cost.

11.2.2

Polestar shall not be responsible for costs that relate to poorly executed work or work having been performed by personnel not qualified for such work, in breach of Section 3.2.1, as long as such costs would not have occurred had the work been properly executed or performed by qualified personnel.

11.3	Effects of Polestar’s actions

11.3.1

Notwithstanding what is set out above in this Section 11, Polestar shall be responsible for costs relating to delays which are due to Polestar’s non-fulfilment of any of its obligations under this CM Agreement and/or each executed Change Request. Further, any such delays which are due to Polestar shall give a corresponding extension of time to Volvo Cars for meeting any Gates.

11.3.2

Notwithstanding what is set out above in this Section 11, Polestar shall be responsible for costs relating to faults and defects which are due to Polestar’s non-fulfilment of any of its obligations under this CM Agreement and/or each executed Change Request.

12.	WARRANTIES

12.1	Each Party warrants and represents to the other Party that:

(a)	it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable;

(b)	it has full corporate power and authority to execute and deliver this CM Agreement and to perform its obligations hereunder;

(c)

the execution, delivery and performance of this CM Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and

(d)	this CM Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms.

19(19)

13.	INDEMNIFICATION

13.1	General

13.1.1

The Parties acknowledge that all CM Results and any Volvo Cars’ Background IP is licensed to Polestar on an “as is” basis, without any warranties or representations of any kind (except for the warranties in Section 12 above), whether implied or express, and in particular any warranties of suitability, merchantability, description, design and fitness for a particular purpose, non-infringement, completeness, systems integration and accuracy are expressly excluded to the maximum extent permissible by law.

13.1.2

In addition, Volvo Cars does not make any warranties or representations as regards the functionality of any CM Results and/or Volvo Cars’ Background IP in relation to the Polestar Vehicle, or any Other Polestar Branded Vehicle. Polestar hereby releases Volvo Cars from all liability (and accordingly, cannot claim damages, compensation, price reduction etc.) in respect of errors, defects and deficiencies in any CM Results and/or Volvo Cars’ Background IP of whatever kind, whether visible or latent, including but not limited to errors of fact or law, errors regarding right of disposition, physical defects and deficiencies and damages arising due to product liability after the CM Results have been delivered to Polestar, however excluding Volvo Cars’ limited undertakings in Section 11.2.1.

13.1.3

The principles set out in this Section 13 is reflected in the Fee and the fact that Volvo Cars is not a supplier or consultant of systems or technical solutions, such as the CM Results’, but merely a car manufacturer which normally only develops technical solutions for its own business purposes.

13.1.4

The principles set forth in this Section 13 are exclusive. Without limiting the generality of the foregoing in this Section 13, the Parties agree that no other remedy whatsoever under any statute, law or legal principle shall be available to Polestar in relation to the licenses granted and/or work to be performed by Volvo Cars hereunder.

13.2	Polestar’s indemnification

13.2.1

Polestar shall indemnify and hold Volvo Cars harmless from and against any and all damages, costs, losses and expenses, direct or indirect, arising out of or in connection with Polestar’s use of any CM Results and/or any Volvo Cars’ Background IP, including but not limited to any Third Party claims oil Intellectual Property Rights infringement.

13.2.2

Volvo Cars shall after receipt of notice of a claim related to Polestar’s use of any CM Results and/or any Volvo Cars’ Background IP from Volvo Cars notify Polestar of such claim in writing and Polestar shall following receipt of such notice, to the extent permitted under applicable law, at its own cost conduct negotiations with the Third Party presenting the claim and/or intervene in any suit or action. Polestar shall at all times keep Volvo Cars informed of the status and progress of the claim and consult with Volvo Cars on appropriate actions to take. If Polestar fails to or chooses not to take actions to defend Volvo Cars within a reasonable time, or at any time ceases to make such efforts, Volvo Cars shall be entitled to assume control over the defence against such claim and/or over any settlement negotiation at Polestar’s cost. Any settlement proposed by Polestar on its own account must take account of potential implications for Volvo Cars and shall therefore be agreed in writing with Volvo Cars before settlement. Each Party will at no cost furnish to the other Party all data, records, and assistance within that Party’s control that are of importance in order to properly defend against a claim.

20(19)

14.	LIMITATION OF LIABILITY

14.1	Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this CM Agreement.

14.2

Each Party’s aggregate liability for any direct damage arising out of or in connection with this CM Agreement shall be limited to ten (10) per cent of the Fee payable by Polestar to Volvo Cars hereunder.

14.3	The limitations of liability set out in this Section 14 shall not apply in respect of damage;

(a)	caused by wilful misconduct or gross negligence, or

(b)	caused by a Party’s breach of the confidentiality undertakings in Section 16 below.

15.	GOVERNANCE AND CHANGES

15.1	Governance

15.1.1	The Parties shall actin good faith in all matters and shall at all times co-operate in respect of changes to this CM Agreement as well as issues and/or disputes arising under this CM Agreement.

15.1.2

The governance and co-operation between the Parties in respect of this CM Agreement shall primarily be administered on an operational level. In the event the Parties on an operational level cannot agree upon inter alia the prioritisation of development activities or other aspects relating to the co-operation between the Parties, each Party shall be entitled to escalate such issue to the Steering Committee.

15.1.3

If the Steering Committee fails to agree upon a solution of the disagreement the relevant issue should be escalated to the CEO and CFO of Volvo Car Corporation and the CEO and CFO of Zhejiang Geely Holding Group Co., Ltd. for decision.

15.2	Changes

15.2.1

During the term of an approved Change Request governed by this CM Agreement, either Party can request changes to the approved Change Request, which shall be handled in accordance with the governance procedure set forth in Section 15.1 above. Both Parties agree to act in good faith to address and respond to any requested change requests within a reasonable period of time.

15.2.2

The Parties acknowledge that Volvo Cars will not perform in accordance with such change request until agreed in writing between the Parties. For the avoidance of any doubt, until there is agreement about the requested change, all work shall continue in accordance with the approved Change Request.

15.2.3

The Parties further acknowledge that Polestar shall be responsible for all costs which relates to changes to the Work and/or approved Change Requests, as well as other changes which are requested by Polestar.

16.	CONFIDENTIAL INFORMATION

16.1

All Confidential Information shall only be used for the purposes comprised by the fulfilment of this CM Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this CM Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 16.1 below apply, in order to

21(19)

obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees,, consultants or subcontractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the Receiving Party can demonstrate:

(a)	was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking;

(b)	was already in the possession of the Receiving Party before its receipt from the Disclosing Party;

(c)	is obtained from a Third Party who is free to divulge the same;

(d)	is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations;

(e)	is reasonably necessary for either Party to utilize its rights and use of its Intellectual Property Rights; or

(f)	is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party.

16.2

The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the dissemination to Third Parties or publication of the Confidential Information, as the Receiving Party uses to protect its own Confidential Information of similar nature. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 16.

16.3

Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within thirty (30) days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as “Confidential”, “Proprietary” or the substantial equivalent thereof does not disqualify the disclosed information from being classified as Confidential Information.

16.4

If any Party violates any of its obligations described in this Section 16, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to Section 20.2 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply.

16.5

For the avoidance of doubt, this Section 16 does not permit disclosure of Source code to software, and/or any substantial parts of design documents to software, included in the CM Results, to any Third Party, notwithstanding what it set forth above in this Section 16. Any such disclosure to any Third Party is permitted only if approved in writing by Volvo Cars.

16.6	This confidentiality provision shall survive the expiration or termination of this CM Agreement without limitation in time.

22(19)

17.	TERM AND TERMINATION

17.1

This CM Agreement shall become effective retroactively from 1 June 2019 when the Individual Terms is signed by duly authorised signatories of each Party and shall, unless terminated by either Party upon twelve (12) months’ written notice to the other Party or terminated in accordance with Section 17.2 below, remain in force during the validity of the license period of the license granted to Polestar hereunder.

17.2	Either Party shall be entitled to terminate this CM Agreement with immediate effect in the event;

(a)

the other Party commits a material breach of the terms of this CM Agreement, which has not been remedied within sixty (60) days from written notice from the other Party to remedy such breach (if capable of being remedied); or

(b)

the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors.

17.3	For avoidance of doubt, Polestar not paying the Fee, without legitimate reasons for withholding payment, shall be considered a material breach for the purpose of this CM Agreement.

17.4

Furthermore, Polestar is entitled to terminate this CM Agreement with immediate effect in case Volvo Cars acts in breach of what is set forth in Sections 11.1 and/or 11.2 and has not within sixty (60) days from written notice from Polestar to remedy such breach (if capable of being remedied), taken necessary measures and/or remedy such incompliance, delay, fault or defect and after such issue has been escalated in accordance with the escalation principles set out in Section 20.1.

17.5

Polestar shall in addition be entitled to cancel the Work performed by Volvo Cars for convenience upon thirty (30) days written notice to Volvo Cars. In such event Volvo Cars shall, upon request from Polestar, promptly make available in the Data Room (if applicable) any and all parts of the CM Results which have been finalised for delivery on the effective date of the cancellation. Moreover, the “CM Results” shall for the purposes of this CM Agreement be considered such parts of the CM Results that Volvo Cars has finalised on the effective date of the cancellation.

17.6

In the event Polestar cancels the Work in accordance with Section 17.5 above, the Fee shall, instead of what is set out in the Individual Terms, correspond to Volvo Cars’ costs for the Work performed up, until and including the effective date of the cancellation, including the mark-up otherwise applied to calculate the Fee in accordance with the Individual Terms and any other reasonable proven costs Volvo Cars has incurred.

18.	MISCELLANEOUS

18.1	Force majeure

18.1.1

Neither Party shall be liable for any failure or delay in performing its obligations under the CM Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party’s reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party’s), failure of energy sources or transport network, restrictions concerning

23(19)

motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or subcontractors.

18.1.2

A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under the CM Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its nonperformance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist.

18.2	Notices

All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this CM Agreement must be in legible writing in the English language delivered by personal delivery, facsimile, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred:

(a)	in case of personal delivery, at the time and on the date of personal delivery;

(b)

if sent by facsimile or email transmission, at the time and on the date indicated on a confirmation of successful transmission page relating to such facsimile transmission or at the time and date indicated on a response confirming such successful email transmission;

(c)	if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or

(d)	at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation;

in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any party by email, such party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods. All such notices, demands, requests and other communications shall be addressed to the address, and with the attention, as set out in the Individual Terms, or to such other address, number or email address as a Party may designate.

18.3	Assignment

18.3.1	Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this CM Agreement without the other Party’s prior written consent.

18.3.2	Notwithstanding the above, each Party may assign this CM Agreement to an Affiliate without the prior written consent of the other Party.

18.4	Waiver

Neither Party shall be deprived of any right under this CM Agreement because of its failure to exercise any right under this CM Agreement or failure to notify the infringing party of a breach in connection with the CM Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply.

24(19)

18.5	Severability

In the event any provision of this CM Agreement is wholly or partly invalid, the validity of the CM Agreement as a whole shall not be affected and the remaining provisions of the CM Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from; or performance under; the CM Agreement; it shall be reasonably amended.

18.6	Entire agreement

All arrangements, commitments and undertakings in connection with the subject matter of this CM Agreement (whether written or oral) made before the date of this CM Agreement are superseded by this CM Agreement and its Appendices.

18.7	Amendments

Any amendment or addition to this CM Agreement must be made in writing and signed by the Parties to be valid.

18.8	Survival

18.8.1

If this CM Agreement is terminated or expires pursuant to Section 17 above, Section 4 (License Grant), Section 16 (Confidentiality), Section 19 (Governing Law), Section 20 (Dispute Resolution) as well as this Section 18.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration.

18.8.2

Notwithstanding Section 18.8.1 above, if this CM Agreement is terminated due to Polestar not paying the Fee, without legitimate reasons for withholding payment, pursuant to Section 17 above, Section 4 (License Grant) shall not survive termination or remain in force as between the Parties after such termination.

19.	GOVERNING LAW

The CM Agreement and all non-contractual obligations in connection with the CM Agreement shall be governed by the substantive laws of Sweden without giving regard to its conflict of laws principles.

20.	DISPUTE RESOLUTION

20.1	Escalation principles

20.1.1

In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten (10) days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee, Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue.

25(19)

20.1.2

The members of the Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect.

20.1.3

If the Steering Committee cannot settle the deadlock within thirty (30) days from the deadlock notice served pursuant to Section 20.1.1 above, such deadlock will be referred to the CEO’s of each Party, which shall use reasonable endeavours to resolve the situation in the same way as indicated above. If no Steering Committee has been established between the Parties, the relevant issue shall be referred to the CEO’s of each Party immediately and Section 20.1.2 above shall not apply.

20.1.4

If the CEO’s of each Party cannot settle the deadlock within thirty (30) days from the deadlock notice pursuant to the section above, despite using reasonable endeavours to do so, such deadlock will be referred to the CEO and CFO of Volvo Car Corporation and the CEO and CFO at Zhejiang Geely Holding Group Co., Ltd. Should the matter not have been resolved by the CEO and CFO of Volvo Car Corporation and the CEO and CFO at Zhejiang Geely Holding Group Co., Ltd, within thirty (30) days counting from when the matter was referred to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section 20.2 below.

20.1.5

All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 16 above.

20.1.6

Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 20.1 and may escalate an issue directly to the CEO and CFO of Volvo Car Corporation and the CEO and CFO at Zhejiang Geely Holding Group Co., Ltd. in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate.

20.2	Arbitration

20.2.1

Any dispute, controversy Or claim arising out of or in connection with the CM Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The seat of arbitration shall be Gothenburg, Sweden, and the language to be used in the arbitral proceedings shall be English. The arbitral tribunal shall be composed of three arbitrators.

20.2.2

Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under the CM Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise.

20.2.3

In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to the CM Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets.

26(19)

20.2.4	All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential.

APPENDIX 3

TEMPLATE FINANCIAL REPORTING - CHANGE MAN

Template version 2019-01 [illegible]

Cross Brand Service Request (CBSR)
Estimation Excel, Polestar

Entry, issued by	
Date issued	
Order, valid until	

SEK/Test hour	
Contingencies	

Year	Engineering Tot. Cost/Year KSEK	Total Hours White Collar	Total Hours Blue Collar
2019	0.00	0	0
2020	0.00	0	0
2021	0.00	0	0
2022	0.00	0	0
2023	0.00	0	0
Total	0.00	0	0

Year	Total Cost White Collar KSEK	Total Cost Blue Collar KSEK	Total Cost Test Facility KSEK	Total Cost Test Material KSEK	Total Cost O&D KSEK
2019	0.00	0.00	0.00	0.00	0.00
2020	0.00	0.00	0.00	0.00	0.00
2021	0.00	0.00	0.00	0.00	0.00
2022	0.00	0.00	0.00	0.00	0.00
2023	0.00	0.00	0.00	0.00	0.00
Total	0.00	0.00	0.00	0.00	0.00

Total Cost Tooling KSEK	Total Cost ME Launch KSEK	Total Cost ME Facility KSEK
0.00	0.00	0.00
0.00	0.00	0.00
0.00	0.00	0.00
0.00	0.00	0.00
0.00	0.00	0.00
0.00	0.00	0.00

Task description	Year	Dept.	Hours White Collar (h)	Hours Blue Collar (h)	Test Facility Category	Hours Test Facility (h)	Test Facility Cost/h SEK	Cost Test Facility, SEK	Cost Test Material, SEK	Cost O&D, SEK
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	Year									
	Year									
	Year									
	Year									
	Year									
	Year									
	Year									
	Year									

Cost Tooling, SEK	Cost ME Launch, SEK	Cost ME Facility, SEK

Document owner: Volvo Car Corporation, PMO Business Office, Key Account Manager
Contact: [illegible]@volvocars.com

APPENDIX 4

FEE

1.	GENERAL

This appendix determines the Fee for the deliveries under this Agreement.

2.	FEE FOR CHANGE MANAGEMENT VOLVO TECHNOLOGY

2.1	[***]

2.2	[***]

2.3	[***]

3.	FEE FOR CHANGE MANAGEMENT PS UNIQUE VOLVO TECHNOLOGY AND POLESTAR TECHNOLOGY

3.1	[***]

3.2	[***]

3.3	[***]

3.4	[***]